Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                      For  information  contact:
                                        Linda J. Miller,  Senior Vice  President
                    William J. Woodard, Vice President & Chief Financial Officer
                                                                    716-265-1600

                      PSC ANNOUNCES STRANDBERG RESIGNATION

Rochester, New York--August 23, 2000--PSC Inc. (Nasdaq:PSCX) today announced that Robert C. Strandberg has resigned his positions as President and Chief Executive Officer of the Company.

PSC also announced that Robert S. Ehrlich, Chairman of the Board of PSC, and Bert W. Wasserman, a director of PSC and former Executive Vice President and Chief Financial Officer of Time Warner, Inc., will serve as interim Co-Chief Executive Officers. The Company is commencing a search immediately for a permanent Chief Executive Officer.

Strandberg joined PSC in 1996 as Executive Vice President, having previously served as Chairman of the Board, President and Chief Executive Officer of Datamax International Corporation. He has been PSC's President and Chief Executive Officer since April 1997.

Robert Ehrlich said, "During the past several years, Rob has led PSC through several acquisitions and significant investments that have increased sales and extended PSC's reach in emerging technologies and high growth markets for the future. We appreciate his service and wish Rob well in his new endeavors."

Robert Strandberg commented, "As I look forward to new challenges, I am proud of PSC's accomplishments and the foundation set for future growth."

PSC Inc. is a leading manufacturer and marketer of bar code scanning and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a full line of laser and non-laser based handheld and fixed position bar code scanners, two dimensional image readers, wireless portable data terminals, warehouse management software, bar code scan engines and verifiers and automated carton dimensioning systems. These products are used in automated data collection solutions in the retail, manufacturing, warehousing, logistics and package handling markets.
Headquartered in the Rochester, New York suburb of Webster, PSC has manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

Reference should be made to filings with the Securities and Exchange Commission (http://www.sec.gov) for further information and discussions of factors that could affect PSC's future results.

                                       ###